Exhibit 10.32

IP SALE AND PURCHASE AGREEMENT

THIS IP SALE AND PURCHASE AGREEMENT (“Agreement”) is made and entered into as of January 21, 2022 and effect as of December 31, 2021 (“Effective Date”) by and between:

Tenon Technology AG, a corporation organized and existing under the laws of Switzerland, with registered office at c/o Zühlke Ventures AG, Zürcherstrasse 39j, 8952 Schlieren, Switzerland (“Assignor”); and

Tenon Medical, Inc., a corporation organized and existing under the laws of Delaware (USA), with principal place of business at 104 Cooper Ct., Los Gatos, CA 95032, USA (“Assignee”).

(Assignor and Assignee are collectively referred to as the “Parties” and individually referred to as “Party”)

RECITALS

A.	Assignor is a direct, fully owned subsidiary of Assignee.

B.	Assignor desires to sell, transfer, convey and assign to Assignee, and Assignee desires to acquire and accept from Assignor, Assignor’s Intellectual Property (as defined below).

D.	The Parties desire to effect such sale, transfer, conveyance and assignment of the Intellectual Property in consideration for a lump-sum payment, and in accordance with the terms and conditions set forth herein.

The Parties hereby agree as follows:

Section 1 - Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1           “Affiliate” of a Party shall mean and include any entity or association controlled by, controlling or under common control with such Party. For the purposes of this definition, the term “control” shall mean the ownership of more than fifty percent (50%) of the voting shares in any entity or association.

1.2           “Copyrights” shall mean (a) any rights in original works of authorship fixed in any tangible medium of expression, and (b) all rights in and to any of the foregoing, which are owned by or otherwise acquired by Assignor as of the Effective Date.

1.3           “Intellectual Property” shall mean any and all Patents, Copyrights, Know-How, Trademarks, inventions, trade secrets, and other intellectual and industrial property rights, intangible property rights (except the Assignor's company name), and proprietary rights, together with all enhancements, improvements, modifications, translations, and adaptations thereof, whether registered or not, and all applications and registrations therefor, which are owned by or otherwise acquired by Assignor as of the Effective Date. This definition of Intellectual Property includes, without limitation, the registered intellectual property listed on Schedule 1 attached hereto.

1.4           “Know-How” shall mean any and all technical information, clinical information, know-how, processes, procedures, methods, computer programs (in source code and object code form), flow charts, drawings, formulae, specifications, designs, process technology, manufacturing requirements, and quality control standards, which are owned by or otherwise acquired by Assignor as of the Effective Date.

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1.5           “Patents” shall mean and include any and all (a) patents, patent applications, and patent disclosures, including all related divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, reexaminations, and extensions thereof, and (b) all rights in and to any of the foregoing, whether registered or unregistered, which are owned by or otherwise acquired by Assignor as of the Effective Date.

1.6           “Trademarks” shall mean the trademarks, brand names, trade names, service marks, trade dress, domain names, logos, copyrights to logos or pictoral depictions, designs, slogans, and similar designations, anywhere in the world, whether in word mark, stylized or design format, registered or unregistered, which are owned by or otherwise acquired by Assignor as of the Effective Date.

Section 2 - Sale, Transfer, Conveyance, and Assignment of Intellectual Property

2.1           Assignor hereby sells, transfers, conveys, assigns and agrees to deliver to Assignee, and Assignee hereby purchases, acquires and accepts from Assignor, absolutely all of Assignor’s right, title and interest in and to the Intellectual Property.

2.2           If, and to the extent that, as a matter of law in any jurisdiction, ownership, title, or any rights or interest in or to any of the Intellectual Property cannot be assigned as provided in Section 2.1 hereof (a) Assignor irrevocably agrees to assign and transfer, and hereby assigns and transfers to Assignee all rights (including, without limitation, all economic and commercialization rights) that can be assigned pursuant to Section 2.1 to the fullest extent permissible, and (b) Assignor irrevocably agrees to grant, and hereby grants, Assignee an unlimited, exclusive, irrevocable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any rights to Intellectual Property that cannot be assigned as contemplated by Section 2.1.

2.3           In furtherance of the transactions contemplated by Section 2.1, the Parties agree to execute, deliver and record all instruments of sale, transfer, conveyance and assignment as, and to the extent, necessary or convenient to evidence the sale, transfer, conveyance and assignment by Assignor to Assignee of all of Assignor’s right, title and interest in and to the Intellectual Property. The Parties contemplate that they may enter into one or more additional instruments of transfer with respect to some of the Intellectual Property to be transferred from Assignor to Assignee to the extent necessary or convenient to comply with local legal or filing requirements.

2.4           On or promptly after the Effective Date, Assignor shall deliver to Assignee or its designee all tangible embodiments of the Intellectual Property and all records and documentation relating thereto, including but not limited to (a) the software included in the Intellectual Property, and (b) all files, records, notes and correspondence with respect to the prosecution, registration and maintenance of any Intellectual Property.

2.5           Assignor represents and warrants that: (a) other than any rights that may be owned by Assignee, Assignor is the sole and lawful owner of all right, title and interest in and to the Intellectual Property; (b) Assignor has not previously assigned, transferred or granted any right, license or interest in or to the Intellectual Property, or any potion thereof (safe to the Assignee in connection with the service agreement between Assignor and Assignee); (c) Assignor (i) has not previously assigned, transferred or granted any right, title or interest in or to, and (ii) does not have, other than an ownership interest assigned to Assignee pursuant to this Agreement, any right, title or interest in or to or licenses from a third party under, in each case of clause (i) and (ii) any patents, copyrights, trademarks or any application for any of the foregoing or any know-how or other intellectual property rights; (d) the Intellectual Property being transferred hereunder is not subject to any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to third parties or other restriction; and (e) no third party consents or approvals are required to effect the assignment and transfer of the Intellectual Property hereunder.

2.6           To the extent any transfers contemplated by this Agreement have not been fully effected on the Effective Date, Assignor and Assignee will cooperate and use best efforts to obtain any necessary consents or approvals or take any other actions necessary to effect such transfers as promptly as practicable following the Effective Date.

2.7           The Parties acknowledge and agree that the transfer of the Intellectual Property under Section 2.1 includes the assignment by Assignor to Assignee of the right to sue for or otherwise enforce past, present and future infringement, violation and/or misappropriation claims with respect to the Intellectual Property and to freely control any such lawsuits or settlements of the same. As owner of the Intellectual Property, Assignee may defend against any and all past, present or future claims, suits, actions, proceedings, losses, damages, liabilities, costs and expenses arising from, or attributable to, any allegation that the Intellectual Property infringe the intellectual property or proprietary rights of any third party. For the avoidance of doubt, as between the Parties, Assignee shall have the sole right to file, prosecute and maintain any patent applications, patents or other registrations or protections (or applications therefor) of Intellectual Property.

2.8           Notwithstanding the rights and obligations of Assignee under Section 2.7 above as owner of the Intellectual Property, Assignor shall indemnify and hold Assignee harmless against any and all claims, suits, actions, proceedings, losses, damages, liabilities, costs and expenses arising from, or attributable to, any allegation that Assignor’s (or its sublicensee’s) use, practice, transfer or other exploitation of the Intellectual Property prior to the Effective Date infringed intellectual property or proprietary rights of any third party.

Section 3 - Consideration and Payment Terms

3.1       Consideration. In consideration of the Intellectual Property sold, transferred, conveyed and assigned by Assignor to Assignee hereunder, Assignee shall pay Assignor an amount equal to 817,660 United States Dollars (US $817,660) (the “Purchase Price”).

3.2       Terms of Payment. The Purchase Price shall be paid by means of the promissory note between Assignor and Assignee of even date herewith.

3.3       Adjustment. The Parties hereby acknowledge and agree that the Purchase Price is intended to equal the fair market value of the Intellectual Property as at the Effective Date. In the event that the Parties determine, or pursuant to a final determination made by any competent tax authority it is determined, that the fair market value of the Intellectual Property as at the Effective Date is an amount other than the amount herein stated to be the Purchase Price, the Purchase Price shall be the amount determined as the fair market value of the Intellectual Property as at the Effective Date pursuant to such determination, and the Parties agree that the Purchase Price and the corresponding principal amount of the note shall be adjusted accordingly with effect as of the Effective Date.

Section 4 - General Provisions

4.1       Further Assurances. The Parties will each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

4.2           Governing Law and Jurisdiction. The laws of Delaware, United States (without reference to its principles of conflicts of law and excluding the UN Convention on the International Sale of Goods) govern the construction, interpretation and other matters arising out of or in connection with this Agreement (whether arising in contract, tort, equity or otherwise). Each of the Parties irrevocably agrees that the competent courts of Delaware are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of the competent courts of Delaware, United States.

4.3           Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties and, the remaining provisions of this Agreement shall remain in full force and effect, and, to the extent allowable under applicable law.

4.4           No Waiver. The failure by either Party to assert any of its rights hereunder, including, but not limited to, the right to terminate this Agreement due to a breach or default by the other Party, shall not be deemed to constitute a waiver by that Party of its right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

4.5           Amendment. The Parties may amend this Agreement only by a written agreement signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

4.6           Entire Agreement. This Agreement constitutes the final agreement between the Parties with respect to the subject matter contained herein, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the Parties with respect to the matters contained herein are superseded by this Agreement. Notwithstanding the foregoing, the Parties contemplate that they may desire to enter into or execute instruments of various kinds consistent with but in some cases duplicative of this Agreement in order to effect and document the transactions contemplated in this Agreement, in accordance with Section 2.3 above.

4.7           Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall it be constructed, to confer any rights or benefits upon any person (including, but not limited to, any employee or former employee of either Party) other than the Parties.

4.8           Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

4.9           Successors and Assigns; Assignment. This Agreement shall be binding on and inure to the benefit of the Parties, their successors in interest and assigns. Neither Party may assign any of its rights nor delegate any of its obligations under this Agreement without the written consent of the other Party which consent may be withheld in its sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing will be null and void, except that either Assignee may assign this Agreement to an Affiliate or in connection with a merger or sale of all or substantially all of its assets to which this Agreement relates. Nothing in this Section 4.9 shall limit in any way the rights granted to Assignee in Section 2 of this Agreement to freely control, use, enforce, further transfer (granting the acquirer the same rights), assign, license, sub-license, alter, amend, update, develop, create derivative works, or otherwise dispose of the Intellectual Property.

4.10       Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized and empowered officers and representatives as of the Effective Date.

Tenon Technology AG	Tenon Medical, Inc.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

SCHEDULE 1

INTELLECTUAL PROPERTY

U.S. Patents and Patent Applications:

U.S. Pat. No. 9,492,284

U.S. Pat. No. 11,147,675

U.S. App. No. 13/857,977

U.S. App. No. 17/463,779

U.S. App. No. 17/463,831

U.S. App. No. 17/469,132

U.S. App. No. 17/468,811

U.S. App. No. 61/368,233

U.S. Published App. 2012/0083883

PCT/US11/45615

U.S. Design App. No. 29/816,176

Foreign Patents and Patent Applications:

Australia Pat. No. 2015261589

Canada Pat. No. 2806755

Israel Pat. No. 224414

Brazil App. No. BR112013002081-4

EC App. No. 17211157.7

Japan App. No. 2018140119

U.S. Trademarks and Trademark Applications:

U.S. Reg. No. 6,548,539

U.S. Reg. No. 6,548,536

U.S. Reg. No. 6,548,537

U.S. Reg. No. 6,532,467

U.S. App. No. 97019553

U.S. App. No. 90839828

U.S. App. No. 90839855

U.S. App. No. 90839894

Foreign Trademarks and Trademark Applications:

EC App. No. 018521891

EC App. No. 018521875

Australia App. No. 2197229

JP App. No. 2021-93512